Exhibit 23.4

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our Independent Auditors’ Report dated May 29, 2015 on the consolidated balance sheet of Bridger Logistics, LLC and its subsidiaries as of December 31, 2012, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ James, Hardy & Haley

Shreveport, Louisiana

May 29, 2015